SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
April 17, 2003

eCollege.com
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(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28393 (Commission File Number)	84-1351729 (I.R.S. Employer Identification No.)

4900 South Monaco Street
Denver, Colorado 80237
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(Address of principal executive offices)

Registrant's telephone number, including area code (303) 873-7400

N/A
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Former Name or Former Address, if Changed Since Last Report

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1

Press release dated April 17, 2003, "eCollege(SM) Announces Record Revenue of $6.7 Million and Net Loss of $.02 Per Share; Company Provides Q2 Guidance of $7.0 to $7.2 Million of Revenue and Positive Net Income"

ITEM 9. REGULATION FD DISCLOSURE

On April 17, 2003, eCollege issued its earnings release for the quarterly period ended March 31, 2003. The information contained in the earnings release dated April 17, 2003 is incorporated herein by reference and filed as Exhibit 99.1 hereto.

This information furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2003

eCollege.com

By: /s/ Oakleigh Thorne Oakleigh Thorne, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1

Press release dated April 17, 2003, "eCollege(SM) Announces Record Revenue of $6.7 Million and Net Loss of $.02 Per Share; Company Provides Q2 Guidance of $7.0 to $7.2 Million of Revenue and Positive Net Income"

Exhibit 99.1

For Immediate Release

For Information Contact
Doug Kelsall Executive Vice President and CFO 303.873.3897 dougk@ecollege.com	Kristi Emerson Public Relations Manager 303.873.3788 kristie@ecollege.com

eCollege(SM) Announces Record Revenue of $6.7 Million and
Net Loss of $.02 Per Share

Company Provides Q2 Guidance of $7.0 to $7.2 Million of Revenue and Positive Net Income

DENVER - April 17, 2003 - eCollege(SM) [Nasdaq: ECLG], a leading provider of technology and services for online higher education programs, today announced record revenue of $6.7 million for the first quarter ending March 31, 2003, an increase of 20 percent from $5.6 million for the first quarter of 2002. Revenue from student fees increased 37 percent to $5.7 million, up from $4.2 million for the same quarter last year.

The net loss for the first quarter of 2003 decreased to $406 thousand, compared to a net loss of $1.8 million for the same quarter last year. The net loss per share for the first quarter of 2003 was $0.02, calculated on an average of 16.4 million shares. This compares to a net loss per share of $0.11 for the first quarter last year, calculated on an average of 16.3 million shares.

The Company's cash and cash equivalents were $14.7 million as of March 31, 2003, an increase from $13.6 million as of December 31, 2002. The Company had positive cash flow from operations of $1.4 million during the first quarter of 2003, compared to negative cash flow from operations of $1.0 million for the first quarter of 2002.

"We are very pleased with our record financial results in the first quarter, driven by continued distance enrollment growth in our customers' programs," said Oakleigh Thorne, chairman and CEO of eCollege. "We expect these trends to continue in the second quarter, which we believe will drive positive net income for the first time in the Company's history."

Gross profit for the first quarter of 2003 improved to $3.8 million, or 56 percent of revenue, compared to a gross profit of $2.5 million, or 45 percent of revenue, for the same quarter last year. The Company's first quarter EBITDA(1) (Earnings Before Interest, Taxes, Depreciation and Amortization) was positive $541 thousand, a significant improvement over last year's negative $572 thousand for the same period.

On March 31, 2003, total assets were $23.1 million, deferred revenue was $3.7 million, the Company had $3.0 million outstanding under its revolving line of credit, and stockholders' equity totaled $10.0 million.

Highlights of the Company's Q2 2003 financial plan are as follows:

  It expects revenue to range from $7.0 to $7.2 million.
  It expects total expenses to range from $7.0 to $7.2 million.
  It expects positive net income of approximately $50 to $100 thousand.
  It expects EBITDA(1) to be positive from $600 to $900 thousand for the quarter.
  It expects quarter end cash and cash equivalents of $13 to $15 million, including borrowings of approximately $3 million under its line of credit and reduction of overall accrued liabilities.

The following are highlights from eCollege's first quarter:

  The total number of distance student enrollments starting in the 2003 spring academic term, which primarily impact the first and second quarter, is expected to increase 45 to 49 percent to more than 130,000, compared to approximately 90,000 distance enrollments for the 2002 spring term. Including enrollments from on-campus supplements, the Company expects more than 230,000 total student enrollments on its course management system to start in the spring 2003, up from approximately 128,000 enrollments last spring.
  The number of distance courses running this spring is expected to be approximately 8,100, an increase of 34 percent compared with the spring term of 2002. Furthermore, as a result of the Company's growth strategy to increase adoption of its course management system by offering its on-campus products and services at significantly reduced prices, the number of on-campus course supplements is expected to be approximately 5,400, an increase of 162 percent compared with the spring term of 2002.
  The Company continues to see shifts in its account base as it focuses on clients with large online programs. Consistent with this strategy, eCollege signed 9 new customers and allowed 1 contract to expire this quarter, bringing its total number of customers under contract to 268 at the end of quarter, compared to 260 at the end of 2002. Additionally, the Company completed 5 significant up-sales to existing customers during the first quarter.
  Through an expanded contract, the DeVry University division of DeVry, Inc. [NYSE: DV] is moving toward standardization of its online graduate, undergraduate and continuing education offerings on the eCollege System(SM).
  eCollege was recognized on the Eduventures 100 list as having "carved out a leadership position in recent years as the premier postsecondary eLearning provider focused on the needs of distance learning programs."
  eCollege continued to solidify partnerships with leading content providers, including McGraw-Hill, Element K and Houghton Mifflin.

Conference Call

eCollege will hold a conference call to discuss its 2003 first quarter financial results and 2003 second quarter guidance at 4:00 p.m. Eastern Time on April 17, 2003. Interested parties can listen to the conference call live on the Internet by going to the Investor Relations section of eCollege's website at www.eCollege.com and clicking on the "Live Webcast" link. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived Webcast will be available on eCollege's website through May 1, 2003. A conference call replay will also be available from approximately 7:00 p.m. Eastern Time on April 17, 2003 until 12:00 midnight on April 24, 2003. To listen to the replay, participants should dial 800-642-1687. The confirmation ID is: 9576147.

About eCollege

eCollege [Nasdaq: ECLG] provides integrated technology and service solutions that support highly reliable, large-scale online educational programs. The Company supports some of the fastest growing and largest online degree, certificate and professional development programs. eCollege serves public and private universities, career colleges, community colleges, school districts, and state departments of education. For more information on Denver-based eCollege, please visit www.eCollege.com.

The statements set forth above include forward-looking statements that involve risks and uncertainties. Examples of these forward looking statements would include statements about expected future profitability, expected student enrollments, and future product launches. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include: the difficulty in predicting future growth due to the undeveloped and rapidly changing market for our products and services; the possibility that we may not be able to achieve continued growth or maintain current levels of revenue; substantial competition, including pricing competition, in the online education market; our network infrastructure and computer systems failing; the vulnerability of our network to security risks; and technological developments, emerging industry standards and customer requirements, which continually require the Company to improve its software and services. These and other factors, which could cause actual results to differ materially, are also discussed in the Company's filings with the SEC, including its form 10-K for 2002, which was filed on March 28, 2003. The forward-looking statements in this press release are made as of the day hereof and the Company assumes no obligation to update its forward-looking statements.

eCollege and eCollege System are service marks of eCollege. All other trademarks or registered trademarks are the property of their respective owners.

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eCollege
Condensed Statements of Operations
Unaudited
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2003	2002

Revenue:
Student Fees	$ 5,685	$ 4,154
Campus and Course	694	1,092
Other	320	359
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Total Revenue	6,699	5,605

Cost of Revenue	2,921	3,099
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Gross Profit	3,778	2,506

Operating Costs and Expenses:
Research and Development	1,379	1,355
Sales and Marketing	1,252	1,540
General and Administrative	1,524	1,436
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Total Operating Costs and Expenses	4,155	4,331

Loss from Operations	(377)	(1,825)
Interest and Other Income (Expense), Net	(29)	(3)
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Net Loss	$ (406)	$ (1,828)
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Basic and Diluted Net Loss per Share	$ (0.02)	$ (0.11)
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Shares Used in Computing Net Loss per Share	16,407,721	16,286,890
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Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization(1):
Net Loss	$ (406)	$ (1,828)
Interest, net	27	3
Taxes on Income	--	--
Depreciation	594	860
Amortization of Capitalized Software and Stock-based Compensation	326	393
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Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization	$ 541	$ (572)
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(1) In order to fully assess the Company's financial operating results, management believes that EBITDA is an appropriate measure of evaluating the operating and liquidity performance of the Company at this stage in its life cycle because EBITDA reflects the resources available for strategic opportunities and is used by many investors to assess the Company's profitability from current operations. Because the majority of the Company's revenue and cash is derived from the number of students its customers have enrolled in online courses, its financial operating results are impacted somewhat by the seasonality inherent in the traditional academic calendar. Therefore, EBITDA is most directly comparable to net income rather than cash flows from operations. However, this measure should be considered in addition to, not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

eCollege Condensed Balance Sheets Unaudited (in thousands)
	March 31, 2003	December 31, 2002

Assets
Current Assets:
Cash and Cash Equivalents	$ 14,651	$ 13,633
Accounts Receivable and Other Current Assets	4,141	3,863
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Total Current Assets	18,792	17,496

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	4,312	5,071
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Total Assets	$ 23,104	$ 22,567
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Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable and Accrued Liabilities	$ 4,203	$ 3,685
Deferred Revenue	3,620	3,113
Capital Leases	953	1,136
Line of Credit	3,000	2,938

Total Current Liabilities	11,776	10,872
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Capital Leases	583	706
Deferred Revenue	65	65
Other Long Term Liabilities	632	520
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Total Liabilities	13,056	12,163
Stockholders' Equity	10,048	10,404
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Total Liabilities and Stockholders' Equity	$ 23,104	$ 22,567
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eCollege Condensed Statements of Cash Flow Unaudited (in thousands)
	For the Three Months Ended
	March 31
	2003	2002

Cash Flows from Operating Activities:
Net Loss	$ (406)	$ (1,828)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in) Operating Activities-
Depreciation	594	860
Amortization of Capitalized Software	314	314
Other, Net	14	78
Changes in-
Accounts Receivable and Accrued Revenue Receivable	(116)	(962)
Deferred Revenue	507	1,083
Other Changes in Assets and Liabilities, Net	506	(593)
	----------------	----------------
Net Cash Provided by (Used in) Operating Activities	1,413	(1,048)
	----------------	----------------
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(199)	(633)
Other, Net	7	-
	----------------	----------------
Net Cash Used in Investing Activities	(192)	(633)
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Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	42	9
Proceeds and Payments from (on) Lease Line of Credit, Net	(307)	381
Proceeds and Payments from (on) Line of Credit, Net	62	500
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Net Cash Provided by (Used in) Financing Activities	(203)	890
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Net Increase (Decrease) in Cash and Cash Equivalents	1,018	(791)
Cash and Cash Equivalents, Beginning of Period	13,633	16,626
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Cash and Cash Equivalents, End of Period	$ 14,651	$ 15,835
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